BLACK HILLS CORPORATION REPORTS THIRD QUARTER 2004 FINANCIAL RESULTS

RAPID CITY, SD—November 9, 2004—Black Hills Corporation (NYSE: BKH) reported net income of $17.1 million for the three-month period ended September 30, 2004, or $0.52 per share, compared to $22.4 million or $0.69 per share for the three months ended September 30, 2003. For the nine-month period ended September 30, 2004, net income was $38.2 million, or $1.17 per share, compared to $53.1 million, or $1.75 per share for the nine months ended September 30, 2003.

Income from continuing operations was $17.3 million for the three-month period ended September 30, 2004, or $0.53 per share, compared to $17.7 million, or $0.54 per share for the same period ended September 30, 2003. For the nine-month period ended September 30, 2004, income from continuing operations was $36.9 million, or $1.12 per share, compared to $46.9 million, or $1.54 per share for the same period ended September 30, 2003.

Compared to the third quarter of 2003, income from continuing operations in the third quarter of 2004 was affected by the following factors:

•	a $0.9 million, or $0.03 per share, decrease in electric utility earnings;
•	a $0.7 million, or $0.02 per share, decrease in energy marketing earnings;
•	a $0.2 million, or $0.01 per share, increase in communications losses;
•	flat earnings from oil and gas production;
•	a small increase in power generation earnings;
•	a $0.3 million, or $0.01 per share, increase in earnings at our coal mine; and
•	a $1.1 million, or $0.03 per share, decrease in corporate losses as cost allocations to subsidiary companies increased.

David R. Emery, President and Chief Executive Officer of Black Hills Corporation, said, “Third quarter results returned to historical levels. This accomplishment reflected our employees’ successful efforts resolving several challenges affecting earnings performance earlier this year. Overall results were within our expectations, despite the effects of unrealized mark-to-market losses reported in energy marketing and the mild weather affecting our electric utility territory. We continue making progress on natural gas development, with an ambitious drilling and completion program under way. We also are moving ahead with our acquisition of Cheyenne Light, Fuel & Power. We expect approval by the end of the year and look forward to integrating this asset into our retail operations.”

CONSOLIDATED FINANCIAL RESULTS

BLACK HILLS CORPORATION (In thousands, except per share amounts)
	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Revenues:
Wholesale Energy	$222,591	$354,477 (a)	$675,519	$831,771 (a)
Electric Utility	47,405	46,247	128,819	129,182
Communications	9,455	10,136	29,329	30,595
Corporate	163	-	630	-
	$279,614	$410,860	$834,297	$991,548

Net income (loss) available for common stock: Continuing operations –
Wholesale Energy	$13,164	$13,419	$29,455	$35,680
Electric Utility	5,860	6,772	12,708	18,192
Communications	(1,256)	(1,031)	(3,209)	(3,273)
Corporate	(420)	(1,487)	(2,060)	(3,722)
	17,348	17,673	36,894	46,877
Discontinued operations (b)	(168)	4,771	1,587	9,085
Change in accounting principles	-	-	-	(2,680)
	17,180	22,444	38,481	53,282
Less: preferred stock dividends	(78)	(57)	(244)	(172)
	$17,102	$22,387	$38,237	$53,110

Weighted average common shares outstanding:
Basic –	32,420	32,087	32,372	29,922
Diluted –	32,913	32,754	32,885	30,457

Earnings per share:
Basic –
From continuing operations	$ 0.53	$ 0.55	$ 1.13	$ 1.56
Total	$ 0.53	$ 0.70	$ 1.18	$ 1.77
Diluted –
From continuing operations	$ 0.53	$ 0.54	$ 1.12	$ 1.54
Total	$ 0.52	$ 0.69	$ 1.17	$ 1.75

(a) Includes $114 million contract termination revenue related to our power generation business segment.

(b) Discontinued operations in 2004 represent the operations of our 40 MW Pepperell power plant, our last power plant in the Eastern region, which is currently held for sale, and Landrica Development Corp., which was sold on May 21, 2004. Discontinued operations in 2003 represent the Pepperell plant as well as operations of our hydroelectric power plants located in upstate New York, which were sold on September 30, 2003 and Landrica Development Corp.

BUSINESS GROUP QUARTERLY PERFORMANCE SUMMARY

Wholesale Energy

Income from continuing operations from the Wholesale Energy business group for the three-month period ended September 30, 2004 was $13.2 million, compared to $13.4 million in 2003. Business segment results are as follows:

•

Energy marketing income from continuing operations was $0.6 million in 2004 compared to $1.3 million in 2003. The decrease was primarily due to lower earnings at our gas marketing company as a result of a $1.9 million unrealized mark-to-market loss for 2004, compared to a $0.2 million unrealized gain in 2003 and increased compensation expense. The decrease was partially offset by increased realized gas trading margins resulting from a 45 percent increase in gas volumes marketed and increased earnings at our crude oil pipelines.

•

Oil and gas income from continuing operations was $2.8 million in both 2004 and 2003. Average prices received, net of hedging activity, were 16 percent higher for oil and 31 percent higher for natural gas. Operating expenses increased 10 percent, primarily due to additional operations at the Black Hills Gas Resources (formerly Mallon Resources) properties.

•

Coal mining income from continuing operations increased to $2.5 million in 2004, compared to $2.2 million in 2003. The increase was due to a $0.4 million benefit from an income tax reserve adjustment, a $0.6 million after-tax benefit from a Wyoming coal tax settlement, and lower overburden expense, partially offset by increased depreciation and a decrease in tons of coal sold.

•

Power generation income from continuing operations was $7.2 million, compared to $7.1 million in 2003. Earnings results for 2004 were impacted by reduced plant revenues partially offset by lower interest expense from debt reduction from the proceeds of an asset sale and contract termination. In addition, as previously disclosed, earnings results for 2003 were negatively impacted by a net $1.9 million after-tax charge for the contract termination and the asset impairment charge on the Las Vegas II power plant, partially offset by a $0.4 million after-tax benefit from a settlement with Enron.

The following tables contain certain Wholesale Energy operating statistics:

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Coal mining:
Tons of coal sold	1,235,400	1,292,100	3,510,100	3,562,400

Oil and gas production:
Mcf equivalent sales	3,112,475	3,152,257	9,132,032	7,704,994

Energy marketing average daily volumes:
Natural gas–MMBtus	1,749,300	1,205,900	1,635,200	1,181,800
Crude oil–barrels	41,000	59,500	47,400	60,000

	September 30,
	2004	2003
Oil and gas reserves:
Bcf equivalent reserves (a)	159.8	140.1
IPP Nameplate Net Capacity:
In service–MW(b)	1,004	1,002

(a)   Reserves are based on an internal update of year-end independent reserves studies, which reflect year-to-date activity and an oil price of $47.66 per barrel and a natural gas price of $5.17 per Mcf as of September 30, 2004 and $30.30 per barrel and $4.69 per Mcf as of September 30, 2003.

(b)   Capacity in service includes 40 MW (Pepperell) in 2004 and 2003, which is currently reported as “Discontinued operations.”

Electric Utility

Income from continuing operations decreased $0.9 million for the three-month period ended September 30, 2004, primarily due to lower firm system sales resulting from a 37 percent decrease in degree days, increases in purchased power expense, costs associated with the increase in off-system sales, health insurance expense and allocated corporate costs, partially offset by an increase in off-system electric sales at lower average prices, and a decrease in fuel expense. The following table provides certain electric utility operating statistics:

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Firm (system) sales–MWh	511,800	545,300	1,476,000	1,498,100
Off-system sales–MWh	335,500	204,700	797,400	684,500

Communications

Loss from continuing operations increased $0.2 million compared to the same period in 2003. Results for 2003 were benefited by a reduction in property tax accruals. The following table provides certain communications operating statistics:

	September 30, 2004	December 31, 2003	September 30, 2003
Residential customers	23,557	23,878	23,900
Business customers	3,311	3,012	2,841
Business access lines	12,949	12,023	11,518

Corporate

Corporate losses decreased $1.1 million, as cost allocations to subsidiary companies increased.

QUARTERLY CONFERENCE CALL

A conference call will be held tomorrow, Wednesday, November 10, 2004, beginning at 11:00 a.m. Eastern Time to discuss financial and operating performance. The conference call will be open to the public. The call can be accessed by dialing, toll-free, (888) 273-9890. When prompted, indicate that you wish to participate in the “Black Hills Quarterly Earnings Conference Call.” A replay of the conference call is available through November 17, 2004 by dialing (800) 475-6701 (USA) or (320) 365-3844 (international). The access code is 751672.

ABOUT BLACK HILLS CORPORATION

Black Hills Corporation (www.blackhillscorp.com) is a diverse energy and communications company. Black Hills Energy, the wholesale energy unit, generates electricity, produces natural gas, oil and coal, and markets energy; Black Hills Power is our electric utility serving western South Dakota, northeastern Wyoming and southeastern Montana; and Black Hills FiberCom, a broadband communications company, offers bundled telephone, high speed Internet, and cable entertainment services.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this release include “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC. Black Hills Corporation makes these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this release that address activities, events or developments that Black Hills expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements are based on assumptions, which Black Hills believes are reasonable based on current expectations and projections about future events and industry conditions and trends affecting Black Hills’ business. However, whether actual results and developments will conform to Black Hills’ expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, including, among other things:

•	The amount and timing of capital deployment in new investment opportunities or for the repurchase of debt;
•

The timing of production from oil and gas development facilities, which may be dependent upon issuance by federal, state, and tribal governments, or agencies thereof, of building, environmental and other permits, and the availability of specialized contractors, work force, equipment, and prices of and demand for our products;

•	General economic and political conditions, including tax rates or policies and inflation rates;
•	Our use of derivative financial instruments to hedge commodity and interest rate risks;
•	The creditworthiness of counterparties to trading and other transactions, and defaults on amounts due from counterparties;
•	The amount of collateral required to be posted from time to time in our transactions;
•	Changes in or compliance with laws and regulations, particularly those relating to taxation, safety and protection of the environment;
•

The timing and extent of changes in energy-related and commodity prices, interest rates, energy and commodity supply or volume, the cost of transportation of commodities, and demand for our services, all of which can affect our earnings, liquidity position and the underlying value of our assets;

•	Weather and other natural phenomena;
•	The extent of success in connecting natural gas supplies to gathering and processing systems;
•	Industry and market changes, including the impact of consolidations and changes in competition;
•	The effect of accounting policies issued periodically by accounting standard-setting bodies;
•	The cost and effects on our business, including insurance, resulting from terrorist actions or responses to such actions;
•	Capital market conditions, including price risk due to marketable securities held as investments in benefit plans; and
•	Other factors discussed from time to time in our filings with the SEC.

                New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events, or otherwise.